================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): SEPTEMBER 29, 1997


                           DAYTON SUPERIOR CORPORATION
             (Exact name of registrant as specified in its charter)

      OHIO                         1-11781                      31-0676346
(State or other                  (Commission                   (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)

721 RICHARD STREET, MIAMISBURG, OHIO                                    45342
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code: (937) 866-0711

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

================================================================================

Item 2.  Acquisition or Disposition of Assets.
-------  -------------------------------------

         On September 29, 1997, Dayton Superior Corporation (the "Company") completed the acquisition (the "Acquisition") of all of the outstanding capital stock of Symons Corporation, a Delaware corporation ("Symons"), pursuant to the terms of an Agreement dated as of May 9, 1997 by and among Symons, the ten holders of the outstanding Common Stock of Symons and the Company. Upon completion of the Acquisition, Symons became a wholly-owned subsidiary of the Company.

         Symons has two divisions: the Symons Division ("Symons Division") and the Richmond Screw Anchor Division ("Richmond Division"). The Company believes that the Symons Division is a leading North American manufacturer of prefabricated concrete forming equipment. The Symons Division's products include standard and specialty concrete forming systems, formliner products and shoring systems. In addition to new equipment sales, the Symons Division also rents its forming and shoring systems to contractors requiring project flexibility or wishing to limit their capital investment.

         The Richmond Division primarily sells concrete accessories used to construct walls and columns, hold together forms used in the concrete placement process, anchor or connect structural construction devices, splice and support rebar, form textured surfaces and connect architectural concrete to building exteriors, support concrete forming and bridge deck exterior formwork, raise tilt-up and precast concrete walls and panels and seal, cure and harden concrete. The Richmond Division's products are typically sold (rather than rented), because they are incorporated into the concrete structure at the construction site.

         Symons manufactures the majority of its products at five facilities located throughout the eastern half of the United States. These facilities incorporate semiautomated and automated production lines, heavy metal presses, forging equipment, stamping equipment, robotic welding machines, drills, punches, and other heavy machinery typical for this type of manufacturing operation. The primary manufacturing facilities range in size from 26,500 to 140,000 square feet.

         Symons' main manufacturing activities include metal fabrication, metal pressing, tie production, welding, assembly and painting. For the production of concrete chemicals, the primary manufacturing steps are mixing, blending and packaging. The primary raw materials used by Symons in the production process include steel, steel wire rod, aluminum sheets and extrusions, hot rolled bars, plywood, petroleum products and cements.

         Symons sells its products primarily to dealers, distributors, general contractors, subcontractors and metal fabricators. Symons' sales and marketing efforts are directed through two primary channels - direct sales and third party sales. Symons' direct sales force operates principally through its controlled distribution and sales centers. Through its direct sales force and third party distributors and dealers, Symons has developed relationships with over 3,000 customers in the United States and overseas.

         On a consolidated basis, Symons had sales of $104.5 million for its fiscal year ended August 31, 1996 and $112.5 million for its fiscal year ended August 31, 1997.

         At the present time, it is expected that the business of Symons will be conducted substantially as it was prior to the Acquisition, including the utilization of its physical assets. However, the Company reserves the right to make changes in the business operations of Symons or the utilization of its physical assets from time to time as the Company deems the same to be necessary or appropriate.

         The Company paid $34 million for the Common Stock of Symons, subject to adjustment based on the net worth of Symons as of the date of the closing, of which $29 million was paid in cash and $5 million was paid by delivery of a seven year senior unsecured note of the Company bearing interest at a fixed rate of 10.5% per annum, compounded semi-annually. The purchase price was determined by arms-length negotiations between the Company and the former stockholders of Symons, none of whom had any material relationship with the Company, any of its affiliates, any officers or directors of the Company or any associate of any such officer or director.

         In connection with the Acquisition, the Company entered into a Credit Agreement dated as of September 29, 1997 (the "Credit Agreement"), which provides for a senior credit facility for the Company (the "Credit Facility") in the aggregate principal amount of $140 million, consisting of a term loan facility in the principal amount of $100 million and a revolving credit facility in the principal amount of $40 million. The Credit Agreement contains representations, warranties and covenants by the Company which are customary in such financing transactions, including covenants with respect to maintaining various financial ratios and which restrict the Company's ability to, among other things, incur additional debt, place liens upon assets, make investments, pay dividends or make other distributions, and transfer assets. In addition, the Credit Facility is secured by substantially all of the assets of the Company and its domestic subsidiaries. The description of the Credit Agreement and the Credit Facility contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 4.2 hereto.

         At the closing of the Acquisition, the Company borrowed approximately $130 million under the Credit Agreement, which was used to fund the Acquisition and related fees and expenses, to refinance existing indebtedness and obligations of Symons and to refinance existing indebtedness of the Company and its subsidiaries, including all amounts outstanding under the Company's previous $50 million credit facility, which was terminated.

Item 7.   Financial Statements and Exhibits
-------   ---------------------------------

         (a) Financial Statements of Business Acquired. The following financial statements of Symons Corporation are filed herewith:

                  Report of Independent Auditors

                  Consolidated Balance Sheets as of August 31, 1996 and 1995

                  Consolidated Statements of Operations for the years ended
                           August 31, 1996, 1995 and 1994

                  Consolidated Statements of Shareholders' Equity for the
                           years ended August 31, 1996, 1995 and 1994

                  Consolidated Statements of Cash Flows for the years
                           ended August 31, 1996, 1995 and 1994

                  Notes to Consolidated Financial Statements

                  Condensed Consolidated Balance Sheet as of August 31, 1997 (unaudited)

                  Condensed Consolidated Statement of Operations for the year ended
                           August 31, 1997 (unaudited)

                  Condensed Consolidated Statement of Cash Flows for the year ended August 31, 1997 (unaudited)

                  Notes to Consolidated Financial Statements (unaudited)

         (b) Pro Forma Financial Information. The following pro forma financial information is filed herewith:

                  Unaudited Pro Forma Combined Balance Sheet as of June 27, 1997

                  Notes to Unaudited Pro Forma Combined Balance Sheet



                  Unaudited Pro Forma Combined Statement of Operations
                           for the year ended December 31, 1996

                  Unaudited Pro Forma Combined Statement of Operations for
                           the six months ended June 27, 1997

                  Notes to Unaudited Pro Forma Statements of Operations

         (c)      Exhibits.

                  See Exhibit List.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     DAYTON SUPERIOR CORPORATION


October 13, 1997                     By: /s/ JOHN A. CICCARELLI
                                         ----------------------
                                           John A. Ciccarelli
                                           President and Chief Executive Officer

                        Consolidated Financial Statements

                               Symons Corporation

                   Years ended August 31, 1996, 1995, and 1994
                       with Report of Independent Auditors

                               Symons Corporation

                        Consolidated Financial Statements


                   Years ended August 31, 1996, 1995, and 1994




                                    CONTENTS

Report of Independent Auditors...........................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets..............................................2
Consolidated Statements of Operations....................................4
Consolidated Statements of Shareholders' Equity..........................5
Consolidated Statements of Cash Flows....................................6
Notes to Consolidated Financial Statements...............................8

                         Report of Independent Auditors

Board of Directors
Symons Corporation

We have audited the accompanying consolidated balance sheets of Symons Corporation as of August 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons Corporation at August 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to consolidated financial statements, in 1995, the Company changed its method of accounting for postretirement benefits other than pensions.



                                                              Ernst & Young LLP
October 11, 1996

                               Symons Corporation

                           Consolidated Balance Sheets
                        (In Thousands, Except Share Data)


                                                                                       AUGUST 31
                                                                                1996             1995
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash                                                                        $     -          $   781
   Accounts receivable, less allowance of $2,472 and
     $1,849                                                                     26,985           25,744
   Notes receivable, less allowance for doubtful accounts of
     $95 and $347                                                                2,301              981
   Inventories:
     Raw materials and supplies                                                  5,767            5,905
     Finished goods                                                             18,932           19,666
                                                                       ------------------------------------
                                                                                24,699           25,571
   Other current assets                                                            674              418
                                                                       ------------------------------------
Total current assets                                                            54,659           53,495

Rental fleet                                                                    32,139           23,564
Less:  Accumulated depreciation                                                (17,490)         (11,486)
                                                                       ------------------------------------
                                                                                14,649           12,078

Property, plant, and equipment:
   Land                                                                          2,912            2,895
   Buildings                                                                     6,641            6,503
   Machinery and equipment                                                      13,436           13,291
   Construction in process                                                         802              370
                                                                       ------------------------------------
                                                                                23,791           23,059
   Less:  Accumulated depreciation                                             (14,890)         (14,028)
                                                                       ------------------------------------
                                                                                 8,901            9,031

Other assets:
   Notes receivable, less allowance for doubtful accounts of
     $1,005 and $630                                                             1,494              800
   Deferred debt issue costs, net of accumulated amortization
     of $117 and $50                                                               104              171
   Costs in excess of amounts assigned to net assets of
     business acquired, net of accumulated amortization of
     $256 and $192                                                               1,026            1,090
   Other assets                                                                    268              183
                                                                       ------------------------------------
                                                                                 2,892            2,244
                                                                       ------------------------------------
Total assets                                                                   $81,101          $76,848
                                                                       ====================================

                                                                                      AUGUST 31
                                                                                1996             1995
                                                                       ------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Revolving credit loan                                                      $29,414          $28,059
   Checks drawn against future deposits                                         1,193                -
   Accounts payable                                                             6,656            4,743
   Accrued expenses                                                             6,745            7,485
   Current portion of long-term debt                                            1,909            1,825
                                                                       ------------------------------------
Total current liabilities                                                      45,917           42,112

Other noncurrent liabilities                                                      370              395

Long-term debt, less current portion                                            8,376           10,267

Subordinated notes payable to shareholders                                      3,000            3,000

Commitments and contingencies                                                       -                -

Shareholders' equity:
   Common stock; $.01 par value; 5,000 shares authorized,
     issued, and outstanding                                                        -                -
   Additional paid-in capital                                                       5                5
   Retained earnings                                                           23,433           21,069
                                                                       ------------------------------------
Total shareholders' equity                                                     23,438           21,074








                                                                       ------------------------------------
Total liabilities and shareholders' equity                                    $81,101          $76,848
                                                                       ====================================

See accompanying notes.

                               Symons Corporation

                      Consolidated Statements of Operations
                                 (In Thousands)


                                                                       YEARS ENDED AUGUST 31
                                                             1996               1995             1994
                                                     ------------------------------------------------------

Net sales                                                $   104,488          $ 96,272         $ 86,820
Cost of goods sold                                            66,304            59,382           55,130
                                                     ------------------------------------------------------
Gross profit                                                  38,184            36,890           31,690

Selling, general, and administrative expenses
                                                              31,504            30,709           28,722
Provision (credit) for environmental costs                         -              (115)           1,068
Provision for product liability costs                              -               198            1,546
Provision for loss on foreign receivables                          -                 -            1,700
                                                     ------------------------------------------------------
                                                              31,504            30,792           33,036
                                                     ------------------------------------------------------
Operating income (loss)                                        6,680             6,098           (1,346)

Interest expense, net of interest income
   of $387, $310, and $425                                    (4,083)           (4,108)          (2,788)
Gain on sale of investment                                         -                 -            1,000
Other income, net                                                127               398              129
                                                     ------------------------------------------------------
Income before income taxes                                     2,724             2,388           (3,005)
Provision for state income taxes                                  60                60               60
                                                     ------------------------------------------------------
Net income (loss)                                         $    2,664          $  2,328         $ (3,065)
                                                     ======================================================

See accompanying notes.

                               Symons Corporation

                 Consolidated Statements of Shareholders' Equity
                                 (In Thousands)




                                   COMMON
                                 STOCK AND
                                 ADDITIONAL
                                   PAID-IN            RETAINED
                                   CAPITAL            EARNINGS           TOTAL
                              ------------------------------------------------------

Balance at August 31, 1993           $5                $21,808          $21,813
Net loss                              -                 (3,065)          (3,065)
Dividends paid                        -                     (1)              (1)
                              ------------------------------------------------------
Balance at August 31, 1994            5                 18,742           18,747
Net income                            -                  2,328            2,328
Dividends paid                        -                     (1)              (1)
                              ------------------------------------------------------
Balance at August 31, 1995            5                 21,069           21,074
Net income                            -                  2,664            2,664
Dividends paid                        -                   (300)            (300)
                              ------------------------------------------------------
Balance at August 31, 1996           $5                $23,433          $23,438
                              ======================================================

See accompanying notes.

                               Symons Corporation

                      Consolidated Statements of Cash Flows
                                 (In Thousands)


                                                                            YEARS ENDED AUGUST 31
                                                                     1996           1995          1994
                                                                ------------------------------------------

OPERATING ACTIVITIES
Net income (loss)                                                    $2,664        $2,328       $(3,065)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
     Depreciation and amortization                                    7,336         6,274         4,150
     Provision for loss on domestic accounts receivable
                                                                         99           451           448
     Provision for loss on foreign receivables                            -             -         1,700
     Gain on disposal of property, plant, and equipment
                                                                        (39)         (373)           (3)
     Gain on sale of rental fleet                                    (5,744)       (5,990)       (3,871)
     Gain on sale of rental fleet included in
       amount financed                                                 (452)         (415)         (359)
     Gain on sale of investment                                           -             -        (1,000)
     Changes in operating assets and liabilities:
       Accounts receivable                                           (1,340)       (2,437)         (249)
       Short-term notes receivable                                     (838)          438          (273)
       Inventories                                                      872        (2,108)       (5,312)
       Other current assets                                            (256)          256          (150)
       Long-term notes receivable                                      (631)          130         1,256
       Other assets                                                     (85)           73            74
       Accounts payable, accrued expenses, and other
         liabilities                                                  2,341        (3,844)        1,422
                                                                ------------------------------------------
Net cash provided by (used in) operating activities                   3,927        (5,217)       (5,232)

INVESTING ACTIVITIES
Additions to rental fleet                                            (9,895)       (8,150)       (4,894)
Proceeds from sales of rental fleet                                   6,971         7,244         6,946
Purchases of property, plant, and equipment                          (1,079)         (591)         (581)
Proceeds from sales of property, plant, and equipment                    47           454            14
                                                                ------------------------------------------
Net cash provided by (used in) investing activities                  (3,956)       (1,043)        1,485

                               Symons Corporation

                                 (In Thousands)



                                                                             YEARS ENDED AUGUST 31
                                                                       1996          1995          1994
                                                                 ------------------------------------------

  FINANCING ACTIVITIES
  Net change in revolving credit loan                                 $1,355        $4,654        $ 2,932
  Proceeds from long-term borrowings                                       -         6,000              -
  Repayments of long-term borrowings                                  (1,807)       (5,139)        (1,394)
  Debt issue costs                                                         -          (221)             -
  Proceeds from sale of notes receivable                                   -             -          2,086
  Dividends paid                                                        (300)           (1)            (1)
                                                                 ------------------------------------------
  Net cash provided by (used in) financing activities                   (752)        5,293          3,623
                                                                 ------------------------------------------
  Net decrease in cash                                                  (781)         (967)          (124)
  Cash at beginning of year                                              781         1,748          1,872
                                                                 ------------------------------------------
  Cash at end of year                                                 $    -        $  781         $1,748
                                                                 ==========================================

  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  State income and franchise taxes paid, net of refunds               $   35        $   33         $   48
  Interest paid                                                        4,366         4,759          2,771

  SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
     FINANCING ACTIVITIES
  Notes receivable issued in connection with
     sale of rental equipment                                            545           502            643


See accompanying notes.

                               Symons Corporation

                   Notes to Consolidated Financial Statements

                         August 31, 1996, 1995, and 1994


1.  DESCRIPTION OF BUSINESS

Symons Corporation (the Company) manufactures, sells, and rents: (1) concrete forming equipment and garage beam systems through its Symons division, and (2) concrete accessories and hardware through its Richmond Screw Anchor division. The Company's manufacturing plants are located in Illinois, Pennsylvania, and Texas, and products are sold throughout the United States. Product demand is concentrated in the construction industry. The Symons division operates 18 sales branches nationwide and accounted for approximately 75% of total revenue in 1996 (74% in 1995). In 1995, the Company sold the assets of one branch (consisting primarily of rental equipment) and the exclusive right to sell or rent certain of the Company's products within a defined territory to outside dealers for $2,000,000. This transaction resulted in additional gross profit of $1,500,000. The Company sells products to these dealers on an ongoing basis and retains the right to sell other product lines, not included in the branch sale, within the defined territory. No such branch sales occurred in 1996 and 1994. During 1994, the Company sold its investment in a Mexican company to the majority shareholder, resulting in a $1,000,000 gain.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts and notes receivable. Accounts and notes receivable are concentrated in the construction industry, although not in any specific geographic region. No single customer accounted for a significant amount of the Company's sales in 1996, 1995, and 1994. Trade accounts receivable at August 31, 1996, include $1,820,000 due from a single customer. The Company reviews a customer's credit history before extending credit, and notes receivable are generally secured by the assets sold. The Company writes off accounts and notes receivable when factors surrounding the credit risk of specific customers indicate an impairment in value. During 1994, the Company provided reserves of $1,700,000 against two notes receivable due from foreign customers which totaled $2,578,000 at August 31, 1994. No additional reserves were provided against these foreign receivables during 1996 and 1995. The remaining reserves and foreign notes receivable balances amounted to $991,000 and $1,790,000, respectively, at August 31, 1996.

                               Symons Corporation

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation: The consolidated financial statements consist of the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Inventories: Inventories are stated at the lower of cost or market and are based on the first in, first out (FIFO) or average cost methods.

Rental Fleet: The Company owns a sizable rental fleet of concrete forms. The rental fleet is recorded on a first in, first out (FIFO) average cost method and is depreciated on an accelerated basis over a five-year life.

Deferred Debt Issue Costs: Costs associated with the refinancing of the Company's revolving credit facility and term debt of $221,000 were capitalized in December 1994 and are being amortized on a straight-line basis over the term of the related debt.

Property, Plant, and Equipment: Property, plant, and equipment are recorded at cost. Depreciation of the property, plant, and equipment, excluding the rental fleet, is computed primarily using the straight-line method over the estimated lives of the assets, which range from 3 to 40 years for buildings and improvements and from 3 to 10 for machinery and equipment.

Costs in Excess of Amounts Assigned to Net Assets of Business Acquired: Costs in excess of amounts assigned to net assets of business acquired are being amortized on a straight-line basis over 20 years. The Company periodically, in response to certain events, evaluates whether a change in the estimated useful life is warranted or whether the remaining balance of these costs may be impaired.

Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts represented in the financial statements and accompanying notes. Actual results could differ from their estimates.

Reclassifications: Certain reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation.

                               Symons Corporation

3.  REVOLVING CREDIT LOAN

Effective December 9, 1994, Symons Corporation amended its lending agreement with Congress Financial Corporation (Congress). The agreement, as amended, provides for maximum revolving credit facility of $34,000,000 through December 31, 1998. Interest is one percent (1.0%) over the prime rate and is due monthly (9.25% at August 31, 1996). Borrowings are collateralized by substantially all receivables, inventories, a second security interest in real property, and a third security interest in machinery and equipment. The Company is required to comply with certain financial and other covenants and is in compliance at August 31, 1996.

4.  LONG-TERM DEBT

Long-term debt at August 31, 1996 and August 31, 1995, represents amounts outstanding under the Company's term loan agreements with Bank of America (BofA) and General Electric Capital Corporation (GE Capital). Effective December 9, 1994, the Company amended its agreement with BofA and entered into a separate term loan agreement with GE Capital.

The BofA term notes are due in monthly installments of $63,000, plus interest, with the balance due December 1, 1997. Interest on the notes is stated at prime plus 1.25% (9.50% at August 31, 1996). The outstanding balance on the term notes totaled $5,997,000 and $6,751,000 at August 31, 1996 and 1995, respectively. The GE Capital term loan of $6,000,000 is payable in monthly principal and interest installments of $125,000 through December 9, 1999, and bears interest at the one month commercial paper rate plus 3.5% (8.94% at August 31, 1996). At August 31, 1996, $4,288,000 was outstanding under the GE Capital term loan. The Company is subject to certain financial and other covenants under the terms of the BofA and GE Capital term loan agreements and is in compliance at August 31, 1996.

The term loan with BofA is secured by the Company's land, buildings, and improvements and a second security interest in all receivables, inventories, machinery, and equipment. The term loan with GE Capital is collateralized by the Company's machinery and equipment.

In connection with the revolving credit facility, the Company's shareholders are required to maintain their loan with the Company of $3,000,000 over the term of the credit agreement. The shareholder loans are due on March 9, 2000, bear interest at 10% payable semiannually, and are subordinated to the Congress, BofA, and GE Capital debt.

                               Symons Corporation

4.  LONG-TERM DEBT (CONTINUED)

Accrued interest due to shareholders is $301,000 and $218,000 on August 31, 1996 and 1995, respectively. Interest expense related to the subordinated notes payable to shareholders was $300,000 for fiscal years 1996, 1995, and 1994, respectively.

The fair value of the Company's outstanding debt obligations at August 31, 1996, approximates the recorded aggregate amount.

5.  LEASE COMMITMENTS

Future minimum payments on noncancelable operating lease commitments as of August 31, 1996, are summarized as follows (in thousands):

1997                                                        $2,067
1998                                                         1,796
1999                                                         1,623
2000                                                           970
2001                                                           511
Thereafter                                                   1,085
                                                     -------------------
Total minimum lease payments                                $8,052
                                                     ===================

Under most operating leases (primarily facilities and equipment), the Company pays the maintenance, insurance, certain taxes, and other expenses. Total rent expense related to operating leases amounted to $1,961,000, $1,879,000, and $1,763,000 in fiscal 1996, 1995 and 1994, respectively.

6.  INCOME TAXES

No provision for federal income taxes is required for the years ended August 31, 1996, 1995, and 1994, as a result of the Company's election to be treated as an S corporation; however, the Company will be subject to certain minimal state income and franchise taxes. Generally, the income or loss of the Company is reported on the individual returns of its shareholders; however, the Company could be subject to the built-in gains tax if certain assets are disposed of during the 10-year recognition period, which ends on September 30, 2000. Alternative minimum tax credit carryforwards of $562,000 are available at August 31, 1996, with no expiration date. Included in retained earnings at August 31, 1996, are earnings of $20,420,000 accumulated prior to the S corporation's effective date. The Company's tax fiscal year-end is December 31.

                               Symons Corporation

7.  RETIREMENT PLANS

Substantially all employees are covered by pension plans. Benefits under the Symons Corporation Master Pension Plan are based upon negotiated labor contracts, and benefits under the Symons Corporation Employees' Retirement Plan are based upon years of service and the employee's highest compensation for five consecutive years during the last 10 years of credited service.

Contributions for these plans are intended to provide for benefits attributable to service to date and service expected to be provided in the future. The Company funds the plans in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

The following table is the plans' funded status and amounts recognized in the Company's consolidated balance sheets:

                                                                                    AUGUST 31
                                                                             1996              1995
                                                                       ------------------------------------
                                                                                 (In Thousands)
Actuarial present value of benefit obligations:
   Accumulated benefit obligations, including vested benefits of
     $12,368 in 1996 and $10,875 in 1995                                      $(12,615)        $(11,040)
                                                                       ====================================

Projected benefit obligation for service rendered to date                     $(15,562)        $(13,544)
Plan assets at fair value, primarily publicly traded common
   stocks and fixed income securities                                           16,055           13,666
                                                                       ------------------------------------
Plan assets in excess of projected benefit obligations                             493              122
Adjustment for items not yet recognized in cost:
   Unrecognized net transition asset                                              (331)            (380)
   Unrecognized prior service costs                                             (1,168)          (1,276)
   Unrecognized net (gain) loss                                                   (652)             106
                                                                       ------------------------------------
                                                                                (2,151)          (1,550)
                                                                       ------------------------------------
Net pension expense accrued as a liability in the
   consolidated balance sheets                                               $  (1,658)       $  (1,428)
                                                                       ====================================

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.25% in 1996 and 1995; the rate of increase in future compensation levels was 5% in 1996 and 1995; and the expected long-term rate of return on plan assets was 8.5% for 1996 and 1995.

The Company also sponsors defined-contribution 401(k) type plans for salaried employees. Employee contributions range from 1% to 18%, which are partially matched by the Company. In addition, the Company contributes to multiemployer, defined-benefit plans on behalf of various union-organized employees.

                               Symons Corporation

7.  RETIREMENT PLANS (CONTINUED)

The Company also had a qualified supplemental plan which ceased accepting contributions subsequent to December 31, 1993. The 401(k) type plans and the qualified supplemental plan were merged into a new 401(k) plan during 1995. An additional 401(k) plan for certain collective bargaining hourly employees and all noncollective bargaining hourly employees was established on January 1, 1995. Contribution provisions are consistent with the previously mentioned plans.

Total pension and retirement expense was as follows:

                                                                                  AUGUST 31
                                                                       1996          1995          1994
                                                                  -------------------------------------------
                                                                                (In Thousands)
Cost components of funded defined-benefit plans:
   Service cost-benefits earned during the period                     $   634        $   632      $   672
   Interest cost on projected benefit obligation                        1,101          1,101        1,029
   Actual return on plan assets                                        (2,678)        (1,246)        (392)
   Net amortization and deferral                                        1,377             36         (683)
                                                                  -------------------------------------------
   Net periodic pension cost for funded defined-benefit plans
     included in operations                                               434            523          626

Defined-contribution plans                                                145            130          124
Multiemployer and other plans                                             164            203          265
                                                                  -------------------------------------------
Total pension and retirement plan expense included in
   operating income                                                   $   743        $   856       $1,015
                                                                  ===========================================

8.  POSTRETIREMENT BENEFITS

The Company provides postretirement health care benefits on a contributory basis and life insurance benefits for certain salaried and hourly employees. Through 1994, these benefits were recognized as expense when claims were paid. During 1995, the Company elected to discontinue medical coverage for employees retiring subsequent to April 30, 1995. Additionally, employee contributions were increased. Effective September 1, 1994, the Company adopted SFAS No. 106, "Accounting for Postretirement Benefits Other Than Pensions." In connection with the adoption of this statement, the Company elected to recognize the initial postretirement benefit obligation of approximately $732,000 over a period of 17 years, the average life expectancy of eligible retirees. The Company's cash flows were not affected by implementation of the new rules, and the incremental impact on the Company's 1995 results of operations before income taxes was not material.

                               Symons Corporation

8.  POSTRETIREMENT BENEFITS (CONTINUED)

Financial status of postretirement benefit plans:

                                                                                      AUGUST 31
                                                                                1996             1995
                                                                       ------------------------------------
                                                                                   (In Thousands)
Accumulated postretirement benefit obligation (APBO):
   Retirees                                                                     $706            $ 729
   Fully eligible active plan participants                                         -                -
                                                                       ------------------------------------
                                                                                 706              729

Unrecognized transition obligation                                              (644)            (688)
Unrecognized net loss                                                            (15)             (15)
                                                                       ------------------------------------
Accrued  postretirement benefit cost                                           $  47            $  26
                                                                       ====================================

The components of net periodic postretirement benefit cost for the year ended August 31 are as follows:

                                                                                      AUGUST 31
                                                                                1996             1995
                                                                       ------------------------------------
                                                                                   (In Thousands)

Interest cost on APBO                                                          $  57            $  62
Amortization of unrecognized transition obligation                                44               44
                                                                       ------------------------------------
Net postretirement benefit expense                                              $101             $106
                                                                       ====================================

Assumptions used to value the APBO:
   Discount rate                                                                8.25%            8.25%
   Health care cost trend rate                                                  6.00             6.00

A one-percentage point increase in the assumed health care cost trend rates for each future year would increase the APBO at August 31, 1996, by approximately $70,000 and would increase the interest cost component of net postretirement benefit cost for 1996 by $6,000. The Company's postretirement health care plans are not funded.

The amount charged to expense under the previous method of accounting for postretirement health and life insurance benefits was $370,000 in 1994.

                               Symons Corporation

9.  COMMITMENTS AND CONTINGENCIES

There are various claims and lawsuits pending against the Company in the ordinary course of its business. On December 15, 1994, the Company settled a claim for $1,450,000 related to a product liability that occurred in 1986. At that time, the Company did not have product liability insurance. There are no other cases filed or pending against the Company for those years when the Company was without product liability insurance and the statutes of limitation have expired. On the basis of an evaluation that included consultation with counsel concerning the legal and factual issues involved, management is of the opinion that all other claims and lawsuits will not have a material adverse effect on the Company's consolidated financial position.

Outstanding letters of credit amounted to approximately $205,000 and $433,000 as of August 31, 1996 and 1995, respectively.

In connection with laws and regulations pertaining to the protection of the environment, the Company is involved in several environmental cleanup sites at various owned and leased facilities, and each of these matters is subject to various uncertainties. The Company has established accruals for matters that are probable and reasonably estimable. With respect to the cleanup of its facility in Florida, the Company has applied with the Florida State Funded Environmental Redemption Programs (FSFERP) to recover a portion of its costs and has received notification from Florida authorities that the Company qualifies for reimbursement of certain remediation and related administrative and legal costs. During 1995, the Company reversed previously recorded reserves of $220,000 and recorded a receivable of $143,000 related to expenditures incurred through August 31, 1995, at the Florida facility. The Company has incurred additional expenditures at the Florida facility resulting in a receivable from the FSFERP of $242,000 at August 31, 1996. There have been no payments received from FSFERP. Based on the information presently available, management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on its business or financial condition taken as a whole.

The Company sold notes receivable from various customers with outstanding balances of $2,074,000 in 1994 to Concord Commercial Group. In conjunction with the sales, the Company received cash of $2,086,000 and recognized income from the sales of $12,000. During 1996 and 1995, no outstanding notes receivable were sold. If a note becomes nonperforming for more than 60 days, Concord Commercial Group may require the Company to repurchase the note for the amount outstanding less the applicable discount at the point of nonperformance. The outstanding balance of the notes held by Concord Commercial Group is $655,000 at August 31, 1996. The notes are secured by the assets originally sold.

                               Symons Corporation

10.  SALE OF THE COMPANY

The Company entered into an agreement with BA Partners effective August 9, 1996, to provide financial and investment banking advice relating to the potential sale of the Company.

                               SYMONS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF AUGUST 31, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                         ASSETS
                                         ------
CURRENT ASSETS:
      Cash                                                                                 $         -
      Accounts receivable, net                                                                    30,826
      Notes receivable, net                                                                        1,800
      Inventories                                                                                 25,710
      Other current assets                                                                         1,293
                                                                                           -------------

             Total current assets                                                                 59,629

RENTAL EQUIPMENT, NET                                                                             16,767
PROPERTY, PLANT AND EQUIPMENT, NET                                                                 8,964
GOODWILL                                                                                             962
 OTHER ASSETS                                                                                      1,824
                                                                                           -------------

             Total assets                                                                  $      88,146
                                                                                           =============


                          LIABILITIES AND SHAREHOLDERS' EQUITY
                          ------------------------------------

CURRENT LIABILITIES:
      Revolving credit loan                                                                $      34,886
      Current portion of long-term debt                                                            2,019
      Accounts payable                                                                             8,334
      Accrued liabilities                                                                          6,933
                                                                                           -------------

             Total current liabilities                                                            52,172

LONG-TERM DEBT, less current portion                                                               6,206
SUBORDINATED NOTE PAYABLE TO SHAREHOLDERS                                                          3,000
OTHER NONCURRENT LIABILITIES                                                                         275
                                                                                           -------------

             Total liabilities                                                                    61,653

SHAREHOLDERS' EQUITY                                                                              26,493
                                                                                           -------------

             Total liabilities and shareholders' equity                                    $      88,146
                                                                                           =============

                               SYMONS CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)


               Net sales                                                                      $112,458

               Cost of sales                                                                    69,623
                                                                                             ------------

               Gross profit                                                                     42,835

               Selling, general and administrative expenses                                     34,870
                                                                                             ------------

                         Operating income                                                        7,965

               Interest expense, net                                                            (4,053)

               Other, net                                                                          (92)
                                                                                             ------------

               Income before income taxes                                                        3,820

               Provision for state income taxes                                                     60
                                                                                             ------------

                         Net income                                                           $  3,760
                                                                                             ============

                               SYMONS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED AUGUST 31, 1997
                                   (UNAUDITED)
                                 (IN THOUSANDS)

               OPERATING ACTIVITIES
               Net income                                                          $  3,760
               Adjustments to reconcile net income to net cash
                    Provided by operating activities
                        Depreciation and amortization                                 7,878
                        Gain on sale of rental equipment                             (6,651)
                        Net changes in operating assets and liabilities              (4,208)
                                                                                ----------------
                            Net cash provided by operating activities                   779
                                                                                ----------------

               INVESTING ACTIVITIES
                    Additions to rental equipment                                   (11,249)
                    Proceeds from sales of rental equipment                           8,907
                    Purchases of property, plant and equipment                       (1,144)
                                                                                ----------------
                        Net cash used in investing activities                        (3,486)
                                                                                ----------------

               FINANCING ACTIVITIES
                    Revolving credit loan and long-term borrowings, net               3,412
                    Dividends paid                                                     (705)
                                                                                ----------------
                        Net cash provided by financing activities                     2,707
                                                                                ----------------
                    Net change in cash                                                  -
                    Cash at beginning of period                                         -
                                                                                ----------------
                    Cash at end of period                                          $    -
                                                                                ================

                               SYMONS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 AUGUST 31, 1997


NOTE A.  BASIS OF PRESENTATION

Symons Corporation (the Company) manufactures, sells, and rents: (1) concrete forming equipment and garage beam systems through its Symons division, and (2) concrete accessories and hardware through its Richmond Screw Anchor division. The Company's manufacturing plants are located in Illinois, Pennsylvania, and Texas and products are sold throughout the United States. Product demand is concentrated in the construction industry.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the consolidated statements as of August 31, 1996 and 1995 and for each of the three years in the period ended August 31, 1996 included in this Form 8-K filing.

The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates.


NOTE B.  INVENTORIES

Inventories of the Company are summarized as follows:

                                                            AUGUST 31, 1997
                                                              (UNAUDITED)
                                                         ----------------------

            Materials and work in process                         $ 5,639
            Finished goods                                         20,071
                                                         ----------------------
                                                                  $25,710
                                                         ======================

NOTE C.  SUBSEQUENT EVENT

On September 29, 1997, Dayton Superior Corporation acquired 100% of the equity interest of the Company in a purchase transaction.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

         The unaudited pro forma combined financial information is based upon the historical consolidated financial statements of the Company and Symons Corporation (Symons) adjusted to give effect to the Acquisition and the Company's June 1996 initial public offering. The unaudited pro forma combined balance sheet gives effect to the Acquisition, including the related incurrence of debt, as if it had occurred on June 27, 1997. The unaudited pro forma combined statements of operations give effect to the Acquisition, including the portion of the Company's new Credit Agreement used to pay Symons' shareholders and to refinance Symons' long-term debt, and the June 1996 initial public offering, as if they had occurred on January 1, 1996. The unaudited pro forma combined financial information does not give effect to any other transactions (including the portion of the Company's new Credit Agreement used to refinance the Company's long-term debt) and does not purport to represent the Company's results of operations had the Acquisition and the June 1996 initial public offering, in fact, occurred on such dates, or the results that can be expected for the Company in the future. No benefits for operating synergies expected by management are included in the unaudited pro forma combined statements of operations.

Certain evaluations included herein are preliminary estimates and are expected to change upon completion of appraisals and valuations. However, in the opinion of the Company's management, the preliminary allocations are not expected to differ materially from the final allocations. The pro forma combined information should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto in the Company's annual report on Form 10-K.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               AS OF JUNE 27, 1997
                                 (IN THOUSANDS)



                                                                            Symons
                                                         The Company,    Corporation,      Pro Forma
                                                            as of           as of         Adjustments
                                                        June 27, 1997,  August 31, 1997, Related to the     Pro Forma
                                                         as Reported      as Reported     Acquisition       Combined
                                                        --------------  ---------------  --------------     ----------
                        ASSETS

CURRENT ASSETS:
    Cash                                                   $     316       $   -        $    -             $     316
    Accounts receivable, net                                  23,669        30,826           -                54,495
    Current portion of notes receivable                          -           1,800           -                 1,800
    Inventories                                               18,855        25,710           -                44,565
    Prepaid expenses                                             885         1,293           -                 2,178
    Future tax benefits                                          988           -             510(9)            2,200
                                                                                             702(10)
                                                           ---------       -------      -------------      ------------
     Total current assets                                     44,713        59,629         1,212             105,554

RENTAL EQUIPMENT, NET                                          2,807        16,767        13,700(1)           33,274
NET PROPERTY, PLANT & EQUIPMENT                               18,481         8,964        13,699(2)           41,144
GOODWILL AND INTANGIBLE ASSETS,
     net of accumulated amortization                          56,705           962          (962)(3)          59,580
                                                                                           2,382(4)
                                                                                             493(8)
OTHER ASSETS                                                     363         1,824           -                 2,187
                                                           ---------       -------      -------------      ------------
              Total assets                                 $ 123,069       $88,146      $ 30,544           $ 241,759
                                                           =========       =======      =============      ============

         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Revolving credit loan                                   $     -         $34,886      $(34,886)(5)       $     -
   Current portion of long-term debt                           3,282         2,019        (2,019)(5)           3,282
   Accounts payable                                           12,202         8,334           -                20,536
   Accrued liabilities                                         8,452         6,933         3,000(6)           16,727
                                                                                          (1,658)(8)
                                                           ---------       -------      -------------      ------------
              Total current liabilities                       23,936        52,172       (35,563)             40,545

LONG-TERM DEBT, less current portion                          38,395         6,206        41,255(7)          128,143
                                                                                           2,382(4)
                                                                                          39,905(5)
LONG-TERM DEBT TO SHAREHOLDER                                    -           3,000        (3,000)(5)             -
DEFERRED INCOME TAXES                                          2,470           -          10,005(9)           12,913
                                                                                             438(10)
OTHER LONG-TERM LIABILITIES                                    1,824           275           615(8)            3,714
                                                                                           1,000(6)
                                                           ---------       -------      -------------      ------------
              Total liabilities                               66,625        61,653        57,037             185,315
                                                           ---------       -------      -------------      ------------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Class A Common Shares                                      33,102           -             -                33,102
   Class B Common Shares                                       9,749           -             -                 9,749
   Additional paid-in capital                                    -               5            (5)(11)            -
   Cumulative foreign currency translation adjustment           (150)          -             -                  (150)
   Retained earnings                                          13,743        26,488       (26,488)(11)         13,743
                                                           ---------       -------      -------------      ------------
     Total shareholders' equity                               56,444        26,493       (26,493)             56,444
                                                           ---------       -------      -------------      ------------
              Total liabilities and shareholders' equity   $ 123,069       $88,146      $ 30,544           $ 241,759
                                                           =========       =======      =============      ============


                           See accompanying footnotes.

               NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET


(1) To record rental equipment at preliminary estimate of the fair value. The Company is in the process of obtaining appraisals and this amount may change. In management's opinion, the preliminary estimate is not expected to differ materially from the final appraisal.

(2) To record property, plant, and equipment at preliminary estimate of fair value. The Company is in the process of obtaining appraisals and this amount may change. In management's opinion, the preliminary estimate is not expected to differ materially from the final appraisal.

(3) To eliminate Symons' goodwill. No additional goodwill results from the Acquisition.

(4)      To record financing costs related to the Credit Facility.

(5)      To exchange Symons debt for the Company's Credit Facility

(6) To record reserves for closure of Symons facilities and severance of Symons employees.

(7)      To record portion of Credit Facility used for the Acquisition.

(8) To record unrecognized components of pension and post-retirement benefits.

(9)      To record income tax effects of entries 1, 2, 6, and 8.

(10) To record deferred taxes on Symons as a C-Corporation. No deferred taxes were recorded as an S-Corporation.

(11)     To eliminate equity of Symons.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                                        Pro Forma                                    Symons
                                                 The Company,          Adjustments           The Company,         Corporation
                                                 for the year         Related to the      Pro Forma, for the        for the
                                                     ended               Company's           year ended           year ended
                                                December 31, 1996,    Initial Public      December 31, 1996,    August 31, 1996
                                                  as Reported            Offering            as Reported        as Reported(1)
                                                ------------------    --------------      ------------------    ---------------

Net sales                                            $ 124,486            $    -               $  124,486        $   104,488
Cost of sales                                           86,021                 -                   86,021             66,304

                                                     ---------            ------------         ----------        -----------
      Gross profit                                      38,465                 -                   38,465             38,184

Selling, general and administrative
   expenses                                             23,637                (125)(3)             23,512             31,440
Amortization of goodwill and intangibles                 1,749                 -                    1,749                 64
                                                     ---------            ------------         ----------        -----------
Income from operations                                  13,079                 125                 13,204              6,680
Other expenses:
     Interest expense, net                               4,829              (1,399)(4)              3,430              4,083
     Other, net                                             96                 -                       96               (127)
                                                     ---------            ------------         ----------        -----------
Income before income taxes and
   extraordinary item                                    8,154               1,524                  9,678              2,724
Provision (benefit) for income taxes                     3,538                 579(11)              4,117                 60
                                                     ---------            ------------         ----------        -----------
Income (loss) before extraordinary item              $   4,616            $    945             $    5,561        $     2,664
                                                     =========            ============         ==========        ===========
Income (loss) before extraordinary item per
   common and common equivalent share                $    0.94                                 $     0.94
                                                     =========                                  =========
Weighted average common and common equivalent
   shares outstanding                                4,932,172                                  5,888,726
                                                     =========                                  =========




                                                      Pro Forma
                                                     Adjustments
                                                    Related to the         Pro Forma
                                                     Acquisition            Combined
                                                    --------------         ---------


Net sales                                            $   -               $  228,974
Cost of sales                                            (714)(5)           152,524
                                                          913(6)
                                                     ------------        ----------
      Gross profit                                       (199)               76,450

Selling, general and administrative
   expenses
                                                       (1,200)(7)            53,752
Amortization of goodwill and intangibles                  (64)(8)             1,749
                                                     ------------        ----------
Income from operations                                  1,065                20,949
Other expenses:
     Interest expense, net                              3,755(9)             11,268
     Other, net                                          -                      (31)
                                                     ------------        ----------
Income before income taxes and
   extraordinary item                                  (2,690)                9,712

Provision (benefit) for income taxes                      975(10)             4,130
                                                       (1,022)(11)
                                                     ------------        ----------
Income (loss) before extraordinary item              $ (2,643)           $    5,582
                                                     ============        ==========
Income (loss) before extraordinary item per
   common and common equivalent share                                    $     0.95
Weighted average common and common equivalent                            ==========
   shares outstanding
                                                                          5,888,726
                                                                         ==========


                           See accompanying footnotes.

            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 27, 1997
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)



                                                                             Symons
                                                          The Company     Corporation
                                                            for the         for the
                                                           six months     six months            Pro Forma
                                                             ended          ended             Adjustments
                                                         June 27, 1997,   August 31,         Related to the         Pro Forma
                                                          as Reported       1997(2)            Acquisition          Combined


Net sales                                                 $   65,819      $ 63,339          $       -            $   129,158
Cost of sales                                                 45,178        39,263                 (267)(5)           84,631
                                                                                                    457(6)
                                                          ----------      --------          ----------------     --------------
      Gross profit                                            20,641        24,076                 (190)              44,527

Selling, general and administrative
   expenses                                                   12,748        18,187                 (600)(7)           30,335

Amortization of goodwill and intangibles                         925            32                  (32)(8)              925
                                                          ----------      --------          ----------------     --------------
Income from operations                                         6,968         5,857                  441               13,267
Other expenses:
     Interest expense, net                                     1,483         2,135                1,917(9)             5,535
     Other, net                                                   11            73                  -                     84
                                                          ----------      --------          ----------------     --------------
Income (loss) before income taxes                              5,474         3,649               (1,475)               7,648
Provision (benefit) for income taxes                           2,363            30                1,357(10)            3,189
                                                                                                   (561)(11)
                                                          ----------      --------          ----------------     --------------
Net income                                                $    3,111      $  3,619          $    (2,271)         $     4,459
                                                          ==========      ========          ================     ==============
Net income per common and common
     equivalent share                                     $     0.53                                                    0.76
                                                           =========                                               ============

Weighted average common and common equivalent
   shares outstanding                                      5,829,466                                               5,829,466
                                                           =========                                               ============

                                  NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


(1)  It is not practicable to obtain financial statements of Symons for a twelve-month period within 93 days of the Company's year-end. Accordingly, Symons' statement of operations for the year ended August 31, 1996 is combined with the Company's consolidated statement of operations for the year ended December 31, 1996 for presentation of full year pro forma results.

(2)  The Company's consolidated statement of operations for the six months ended June 27, 1997 is combined with Symons' statement of operations for the six months ended August 31, 1997.  This reflects the impact of seasonality on Symons' business; during the two months ended August 31, 1997, Symons' sales and net income were $24,410 and $2,366, respectively. If Symons' results for the six months ended June 27, 1997 had been used, pro forma combined net sales would have been $119,395, net income would have been $2,704, and net income per common and common equivalent share would have been $0.46, a dilution of $0.07 per common and common equivalent share.

(3)  To eliminate management fee paid to Ripplewood Holdings.

(4)  To record decrease in interest expense from the use of proceeds of the Company's initial public offering to retire long-term debt.

(5)  To record a.) net change in Symons' rental equipment depreciation, attributable to increased depreciation related to recording rental equipment at fair value, and for decreased depreciation that conforms Symons to the Company's depreciation policy and
     b.) increased cost of goods sold on the sale of used equipment, attributed to recording rental equipment at fair value.

(6)  To record higher depreciation attributed to step up of property, plant and equipment values to fair value over a weighted average of 15 years, including the effects of non-depreciable land.

(7) To remove the expenses attributed to Symons' shareholders. No benefit for operating synergies is reflected.

(8)  To remove Symons goodwill amortization.

(9)  To record increase in interest expense, including amortization of financing costs, on the Credit Facility, including exchanging
     Symons' debt for the Company's Credit Facility.

(10) To record income taxes on Symons as a C-Corporation rather than an S-Corporation.

(11) To record income tax effect of previous entries.


                                  EXHIBIT INDEX
                                  -------------


Exhibit No.                                         Description
-----------                                         -----------

         (2) Plan of acquisition, reorganization, arrangement, liquidation or succession.

                  2.1 Agreement dated as of May 9, 1997 by and among Symons Corporation, the stockholders of Symons Corporation and Dayton Superior Corporation. [Incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K dated June 2, 1997 previously filed by Dayton Superior Corporation with the Commission.]

         (4) Instruments defining the rights of security holders, including debentures.

                  4.1 Senior Unsubordinated Redeemable Note of Dayton Superior Corporation in the principal amount of $5,000,000. [Incorporated herein by reference to Exhibit A to the Agreement set forth as Exhibit 2.1 to the Current Report on Form 8-K dated June 2, 1997 previously filed by Dayton Superior Corporation with the Commission.]

                  4.2 Credit Agreement dated as of September 29, 1997 among Dayton Superior Corporation and the other parties thereto.

         (23)     Consents of experts and counsel.

                  23.1     Consent of Ernst & Young LLP.